PEBO - Peoples Bancorp Inc.
Peoples Bancorp 2nd Quarter 2019 Earnings Webcast
Tuesday, July 23, 2019 11:00 AM ET

Officers:
Chuck Sulerzyski; President and CEO
John Rogers; EVP, Treasurer and CFO

Analysts:
Jeanie Dwinell; Sandler O'Neill and Partners
Kevin Reevey; D.A. Davidson & Co.
Michael Perito; Keefe, Bruyette & Woods
Daniel Cardenas; Raymond James & Associates
Presentation
Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Ben, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarterly period and six months ended June 30, 2019.

Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [insert instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [insert instructions].

This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.

The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to, the success, impact and timing of the implementation of Peoples’ business strategies, including the ability to integrate the business of First Prestonsburg Bancshares Inc. (“First Prestonsburg”) and any other future acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected; the success, impact and timing of the expansion of consumer lending activity; the competitive nature of the financial services industry; changes in the interest rate environment and the effect of the current inverted yield curve; slowing or reversal of the current U.S. economic expansion; uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; the effects of easing restrictions on participants in the financial services industry; changes in policy and other regulatory and legal developments; and adverse changes in economic conditions and/or activities.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples’ 2nd quarter 2019 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”. A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 20-25 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:

Thank you, Ben. Good morning. Thank you for joining us for a review of our 2nd quarter and year-to-date results.

During the second quarter of 2019, we made progress in several key areas, including:

•	The successful close and conversion of First Prestonsburg;

•	Net interest income growth of 6% compared to the first quarter of 2019;

•	Net interest margin grew to 3.78% for the first six months of 2019, compared to 3.70% for 2018;

•	Increase of 13% in non-interest income, excluding net gains and losses, compared to the second quarter of 2018;

•	The efficiency ratio, adjusted for non-core expenses, improved to 60.2% compared to 62.2% for the first quarter of 2019, and;

•	Quarterly annualized net charge-off rate of 3 basis points for the second quarter of 2019.

Earlier this morning, we reported net income of $9.6 million, or $0.46 per diluted share, compared to $0.73 for the linked quarter, and $0.41 a year ago. For the first six months of 2019, diluted EPS was $1.19 compared to $1.04 for 2018.

During the second quarter of 2019, we recognized the majority of the additional one-time costs related to the First Prestonsburg acquisition. These costs totaled $7.0 million for the second quarter of 2019, and were $7.3 million for the first six months of 2019. These costs reduced diluted EPS by $0.28 and $0.29, respectively. The First Prestonsburg acquisition positively impacted diluted EPS by $0.02 during the second quarter of 2019. During the second quarter of 2018, we recognized acquisition costs of $6.3 million, which reduced diluted EPS by 25 cents. For the first six months of 2018, these costs totaled $6.4 million, and negatively impacted diluted EPS by 27 cents.

During the first quarter of 2019, we recognized a recovery of $1.8 million on a previously charge-off loan, which added $0.07 to diluted EPS. We also recognized income of $787,000 related to the sale of restricted Class B Visa stock, which added $0.03 to diluted EPS during the first quarter of 2019.

The efficiency ratio was 73.2% for the second quarter of 2019, which was impacted by the acquisition-related expenses. This is compared to 62.7% in the first quarter of 2019, and 75.0% in the second quarter of 2018. Our adjusted efficiency ratio, which excludes non-core expenses, was 60.2% for the second quarter of 2019, compared to 62.2% in the linked quarter and 62.0% in the second quarter of 2018.

Asset quality continues to be strong as we focus on sound lending practices and closely monitoring the credit quality of our portfolio, while being proactive at identifying and remedying delinquencies.

Our nonperforming assets increased $1.9 million, compared to March 31, 2019, grew $0.7 million from year end, and were up $2.1 million compared to June 30, 2018. The increase compared to March 31, 2019, was partially due to acquired loans from First Prestonsburg, which comprised $0.7 million of nonperforming assets at June 30, 2019, with the remainder due to smaller relationships that have become past due and are still accruing. Our nonperforming assets as a percent of total loans and OREO ratio was 0.71% at June 30, 2019, compared to 0.67% at March 31, 2019 and June 30, 2018, and 0.71% at year end.

Criticized loans and classified loans increased compared to March 31, 2019, largely due to the First Prestonsburg acquisition. The acquisition added $16 million in criticized loans and $6 million in classified loans as of June 30, 2019. Excluding the acquired loans, we were able to reduce our criticized loans by 10%, while our classified loans increased mostly due to two commercial relationships being downgraded during the quarter.

Delinquency trends improved as loans considered “current” comprised 99.0% of our portfolio, compared to 98.6% at March 31, 2019 and 98.5% at December 31, 2018, but were down slightly from 99.1% at June 30, 2018.

Our quarterly annualized net charge-off rate was 3 basis points for the second quarter of 2019, compared to a negative 15 basis points in the first quarter of 2019, and net charge-off rate of 11 basis points for the second quarter of 2018. During the second quarter of 2019, we experienced lower gross charge-off rates than we have seen in recent history. The negative net charge-off rate during the first quarter of 2019 was impacted by the recovery of $1.8 million recorded on a previously charged-off commercial loan.

For the first six months of 2019, our net charge-off rate was negative 6 basis points, compared to 22 basis points in 2018.

Total loans grew $96 million compared to March 31, 2019. The increase was driven by the acquisition. Organic total loans, which exclude the impact of loans acquired from First Prestonsburg, declined $29 million compared to March 31, 2019. This decline included decreases of $16 million in construction loans, $11 million in commercial and industrial loans, and $10 million in residential real estate loans, which were partially offset by a $9 million increase in indirect loans.

While our commercial production levels have been higher than previous periods, they have not outpaced the large payoffs experienced during the first half of 2019. I will go into more detail on this in a few minutes.

Compared to year end, total loans increased $105 million as a result of the First Prestonsburg acquisition. Organic total loans decreased $21 million, with the decline driven by reductions of $27 million in construction loans, $16 million in commercial real estate loans and $8 million in home equity lines of credit. These declines were partially offset by increases of $17 million in commercial and industrial loans and $12 million in indirect loans. Total loan balances increased $147 million compared to June 30, 2018, while organic total loans grew $22 million. This growth was primarily in commercial and industrial loans and indirect loans, which was partially offset by reductions in commercial and residential real estate loans.

As I mentioned, our (Commercial) loan originations during the first six months of 2019 have been strong, and have exceeded the originations that occurred during the first half of 2018 by nearly 40%. Our payoffs on commercial real estate and commercial and industrial loans during the first half of 2019 were more than triple the payoffs during the first half of 2018, and more than double those for the same period in 2017. While the increased originations have been a positive, the payoffs have exceeded origination volume.

The payoffs that we have experienced are not the result of customers leaving the bank for another institution. They are a function of commercial real estate loans moving to the permanent financing market, as was the expectation at loan origination, coupled with sales of our clients’ companies or commercial real estate properties. We will not adjust our underwriting standards to achieve loan growth.

Quarterly average loan balances grew $96 million compared to the linked quarter, and $203 million from the second quarter of 2018. Most of the increase compared to the linked quarter and second quarter of 2018 was driven by the recent acquisition, partially offset by paydowns in the organic loan portfolio.

For the first six months of 2019, average loan balances grew $281 million, driven by the recent acquisition, coupled with the organic loan growth experienced during 2018.

I will now turn the call over to John to provide additional details around the income statement and balance sheet.

Mr. John Rogers:

Thank you, Chuck.

Based on our initial valuation, the First Prestonsburg acquisition added $289 million of assets, after preliminary fair value adjustments. The acquired assets and liabilities primarily consisted of $138 million of investment securities, $130 million of loans and $270 million of deposits. The total purchase price was $43.7 million, and included the special dividend declared by First Prestonsburg immediately prior to the closing of the acquisition. We recorded preliminary goodwill of $23 million.

The preliminary fair value adjustment to loans resulted in a higher discount than we had originally forecast, as credit quality had deteriorated since we had performed due diligence. This higher discount, coupled with somewhat lower loan balances at acquisition date, drove much of the increased goodwill that was recorded.

Our net interest margin during the second quarter of 2019 declined slightly to 3.77%, compared to 3.80% for the linked quarter, but was higher than 3.74% in the second quarter of 2018. During the quarter, our higher costs for time deposits and governmental deposits exceeded the positive impact of improving loan yields compared to the linked quarter. Compared to the second quarter of 2018, our increase in loan yields surpassed the growth in our total cost of funds, which benefited net interest margin.

For the first six months of 2019, net interest margin was 3.78%, compared to 3.70% for 2018.
Both the second quarter and first six months of 2018 benefited from proceeds of $248,000 and $589,000, respectively, on an investment security for which we had, in previous years, recorded an other-than-temporary-impairment, which added 3 basis points to net interest margin for each period.

Net interest income increased 6% compared to the linked quarter, and was 10% higher than the second quarter of 2018. The growth stemmed from increased interest income from loans, while our deposit costs have been relatively controlled. The acquisition of First Prestonsburg positively impacted net interest income compared to the linked quarter, and second quarter of 2018. For the first six months of 2019, net interest income increased 13%, compared to 2018. The growth in interest income was driven by higher loan yields resulting from interest rate increases, loan growth and the recent acquisitions. This growth outpaced the increase in deposit costs, which was due to the recent acquisitions and increased competition for deposits.

Based on our projections, we anticipate that the impact of a 25 basis point reduction in interest rates by the Federal Reserve would result in a decrease of approximately $1.0 million, annually, in net interest income. Of course, the shape of the yield curve and the LIBOR market could have an impact on this estimate.

Accretion income from acquisitions, which is net of amortization expense, was $1.2 million for the second quarter of 2019, compared to $722,000 for the linked quarter and $523,000 for the second quarter of 2018. Accretion income from acquisitions added 13 basis points to net interest margin during the quarter, compared to 8 basis points for the linked quarter and 6 basis points for the second quarter of 2018.

The increase in accretion income from acquisitions, compared to the linked quarter, was largely due to the First Prestonsburg acquisition, and the related loan discount that was accreted during the quarter.

Accretion income from acquisitions was $1.9 million for the first six months of 2019, compared to $1.1 million for 2018. The accretion income from acquisitions added 10 basis points to net interest margin for the first six months of 2019 and 6 basis points in 2018.

For the second quarter of 2019, total non-interest income, excluding net gains and losses, increased slightly compared to the linked quarter and 13% compared to the second quarter of 2018. We are pleased that in the second quarter we were able to make up for the decline in annual performance-based insurance commissions, for which we recognized $1.4 million of income in the first quarter. Also, during the first quarter of 2019, we had recognized additional non-interest income of $787,000 related to the sale of restricted Class B Visa stock, which had been carried at a zero balance, due to the litigation liability associated with the stock.

Our most notable improvement was deposit account service charges, which grew $636,000 compared to the linked quarter, mostly from higher overdraft and non-sufficient fund charges, coupled with higher deposit account fees. We are now benefiting from a new deposit account fee schedule that was implemented in March of 2019, coupled with the additional accounts acquired from First Prestonsburg. We anticipate that the increased deposit fees associated with the new fee schedules will diminish some over time as our customers adjust their behavior to avoid the fees in the future.

In addition, customer demand for commercial loan swaps increased during the quarter as our fee income more than tripled compared to the linked quarter. The drop in interest rates spurred increased customer demand to lock in interest rates. Trust and investment income, and electronic banking income each increased 9%, while mortgage banking income increased 27% compared to the linked quarter due to higher seasonal sales volume of residential real estate loans to the secondary market.

Compared to the second quarter of 2018, deposit account service charges grew 25%, electronic banking income increased 17% and swap fee income more than tripled.

Non-interest income, excluding net gains and losses, increased 9% for the first six months of 2019, compared to 2018. Deposit account service charges grew 18%, electronic banking and mortgage banking income increased 12% and 35%, respectively, compared to 2018. Swap fee income also more than doubled compared to 2018. These increases were partially offset by a $550,000 decline in Small Business Administration income.

Acquisition-related expenses impacted total non-interest expense, and were $6.8 million during the second quarter of 2019, compared to $6.2 million for the second quarter of 2018.

Core non-interest expense, which excludes the impact of acquisition-related expenses, grew 2% compared to the linked quarter and 7% compared to the second quarter of 2018. The increase compared to the linked quarter was driven by higher expenses in most line items, which were partially offset by reductions in salaries and employee benefits and marketing expense. While core non-interest expense had increased, it was the result of running a larger company and our core efficiency ratio continued to improve.

Compared to the second quarter of 2018, core non-interest expense increased due to higher salaries and employee benefit costs, which were partially offset by lower professional fees. The increase in salaries and employee benefit costs were driven by higher medical insurance costs due to medical claims, the First Prestonsburg employees and key employees that have been added in the last twelve months for future growth.

For the first six months of 2019, core non-interest expense increased 10% compared to 2018. The increase was largely the result of higher salaries and employee benefit costs, which was partially offset by a decline in professional fees. The higher salaries and employee benefit costs were impacted by the American Savings and First Prestonsburg acquisitions, higher medical claims and key employees added in the past year. We have also made investments in technology, which have also increased expenses compared to the first six months of 2018.

Compared to the second quarter of 2018, and excluding one-time acquisition-related expenses, we generated positive operating leverage of nearly 3%. Also excluding one-time acquisition-related expenses, we generated positive operating leverage of 1.5% for the first six months of 2019 compared to 2018.

Our investment securities portfolio grew 13% compared to March 31, 2019 and was up 14% compared to year end. This increase was due to the acquired securities from First Prestonsburg. These securities increased our portfolio to 23% of total assets at June 30, 2019, compared to 22% at March 31, 2019.

Core deposits, which exclude $823 million of CDs, grew 4% from March 31, 2019, 11% from year end and 9% from June 30, 2018. This growth was largely due to the attractive deposits we acquired from First Prestonsburg.

The increase from acquired deposits was partially offset by reductions of $32 million in governmental deposits, due to seasonality, $25 million in interest-bearing demand accounts and $19 million in non-interest-bearing demand accounts. Demand deposits as a percent of total deposits declined to 37% at June 30, 2019, compared to 38% at March 31, 2019, 40% at year end and 39% at June 30, 2018.

Quarterly average total deposits increased $217 million, compared to the linked quarter, and $344 million, compared to the second quarter of 2018. Our average total deposits for the first six months of 2019 increased $338 million, from 2018. Most of the growth compared to the prior periods was related to the acquired First Prestonsburg deposits.

Our loan to deposit ratio was 84% at June 30, 2019, compared to 87% at March 31, 2019, 92% at year end and 91% at June 30, 2018. As we had anticipated, the acquisition positively impacted our liquidity position, which will position us well for loan growth during the second half of 2019.

Our capital ratios continue to remain strong. Our common equity tier 1 capital ratio was 13.8% at June 30, 2019, compared to 14.0% at March 31, 2019 and 13.6% at December 31, 2018. Our tier 1 capital ratio was 14.0%, while our total risk-based capital ratio was 14.8% at June 30, 2019. Our tangible equity to tangible assets ratio declined 14 basis points compared to March 31, 2019, but was up 21 basis points from year end and 75 basis points from June 30, 2018. Our tangible book value per common share was $18.89, compared to $19.00 at March 31, 2019, $18.30 at year end and $17.17 at June 30, 2018. The recent acquisition and goodwill recorded impacted these metrics compared to March 31, 2019.

Earlier this morning, we also announced another $0.34 dividend per share to shareholders. This represents a payout of 46% of earnings per diluted share in the second quarter, excluding acquisition-related costs.

I will now turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:

Thank you, John.

We are happy to have successfully integrated and on boarded another acquisition. While each acquisition is individual in nature, we have streamlined our processes and planning procedures to make each one more efficient and seamless than the previous.

First Prestonsburg has given us an opportunity to go deeper and wider with their clients, as well as our current insurance clients within that market. We are able to offer products and services that are competitive with larger banks, and diversified products that many local financial institutions do not offer.

Although we recorded acquisition-related costs during the quarter, which negatively impacted earnings, we have been able improve our results in the following areas:

•	Our return on average assets, adjusted for one-time acquisition-related costs, was 1.47% for the first six months of 2019, compared to 1.34% for the same 2018 period;

•	We experienced lower gross charge-off rates than we have seen in recent history;

•
Non-interest income, excluding net gains and losses, increased slightly compared to the linked quarter, making up for the $2.2 million decline in income from annual performance-based insurance commissions and the sale of restricted Class B Visa stock, which we recognized in the first quarter of 2019;

•	Our efficiency ratio, adjusted for non-core expenses, improved to 60.2% for the quarter and 61.2% for the first six months of 2019, compared to prior periods;

•	Excluding acquisition-related expenses, we generated positive operating leverage compared to the second quarter of 2018, and the first six months of 2018, and;

•	We successfully lowered our loan to deposit ratio to 84% from 92% at year-end, giving us additional capacity to grow.

We have updated our expectations for the remainder of 2019, which exclude acquisition-related costs, and currently anticipate:

•	Organic loan growth of 3% to 5% for the full year of 2019.

•	We expect an increase in credit costs through the remainder of 2019. We anticipate the third and fourth quarter levels to be somewhat similar to the quarterly levels from 2018;

•	We believe net interest margin will be between 3.70% and 3.75% for the full year, as we anticipate two rate cuts will occur during the remainder of 2019;

•	Quarterly non-interest income, excluding net gains and losses, is expected to be between $15 million and $16 million for (each of the) remaining two quarters;

•	We expect non-interest expense in the third and fourth quarters of 2019 to be between $32 million and $33 million;

•	Our target efficiency ratio for 2019 is between 59% and 61%;

•	We expect to generate positive operating leverage, adjusted for one-time costs, for the full year; and

•	We anticipate our effective tax rate to be between 19% and 19.5% for 2019.

We believe the recent acquisition has and will continue to benefit our shareholders. We remain prudent in our acquisitions, and will continue to seek other promising opportunities.

Our focus is on serving our current client base, which now includes the First Prestonsburg clients, to the best of our ability. We strive to provide exceptional service, an individualized client experience, and are thankful to attract and retain talented associates who can garner the trust of the people within the markets we serve.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is John Rogers, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Thank you.

Questions and Answers

Operator: Thank you, Chuck. We will now begin the question and answer session. (Operator Instructions) Our first question comes from Scott Siefers of Sandler O'Neill. Please go ahead.

Jeanie Dwinell: This is actually Jeanie, on for Scott. So just quickly, what are the main puts and takes in the core NIM performance in the 2Q as you guys see it?

John Rogers: Did you say NIM, Jeanie?

Jeanie Dwinell: Yes, the core margin performance this quarter.

John Rogers: I think the margin was pretty close to what we expected. We did have a security that became due early and we incurred a premium amortization of about $200,000 on that, which hurt the core. When First Prestonsburg came in, they were pretty much 50%/50% in securities to loans, which helps our liquidity and we’re really happy about that but it did have a little bit of an incremental hit to our margin. I think overall -- I mean it’s not unexpected from what happened given that premium amortization, the hit we took. We've been getting these benefits on that OTTI for last year for a while. This one kind of went the opposite direction for this quarter. So we think things will somewhat stabilize, but as we mentioned we do anticipate some rate decreases as we move forward here. So I think the market’s pretty much about 95% for July here and we’re also anticipating another one in September as well.

Jeanie Dwinell: Okay. Okay, great. And then just separate, at what point would you guys be able to reduce deposit costs if we were in a declining rate environment?

John Rogers: So we’ve given that some consideration already and had some preliminary discussions on that, and we think we were decently aggressive in raising deposits over somewhat in '17 and a little bit more in '18. And we see that we could pull back on some of those rates as we proceed throughout '19 here in the rate environment that we look at there. We consistently look at our rate reports that we get from services and what others are doing, and we feels as though there’s probably some room in a number of products to cut back somewhat.

Jeanie Dwinell: Okay, great. Thank you for the answers.

John Rogers: You’re welcome.

Operator: Our next question is from Kevin Reevey with D.A. Davidson. Please go ahead.

Kevin Reevey: So, first question is what strategies are you implementing or do you plan to implement in order to defend your margin going forward, especially given the fact that it’s almost sure [indiscernible] that we’re going to get at least one rate cut this year?

Chuck Sulerzyski: I would just say a couple different things. Obviously, it’s both sides of the balance sheet in terms of getting as much loan yield as we can and moving deposits lower. We’re fortunate to have a relatively low cost of deposits, a very high percentage of DDA, and while we have been running some specials and things to help with the loan-to-deposit ratio we can slow down that activity. And the investment book, in terms of the duration of the investment book, we should be able to be pretty flexible in terms of making adjustments. So we’re not uncomfortable is what I’d say. John, anything you want to add?

John Rogers: Yes. And we can -- the swap rates are actually pretty low in today’s world. We’ve done some transactions with respect to that to lower our funding costs on that side. A good chunk of our brokered CDs where it relates to CDARS, which we’ve been kind of using as an alternative to overnight funding because of it's lower rate. So those have a relatively short-term maturity. We know we can get rid of those and go to overnight, or whatever, another cheaper funding source, as rates decline. So there are some actions we can do to control some of our costs, as well as deposit costs. We can look to decrease that and keep our eyes on the market and what’s going to happen there, but, on our base rates that we have, we were decently aggressive in the marketplace, so we feel like we can cut some of those back over time as time progresses as I mentioned to the last question.

Kevin Reevey: And Chuck, did I hear you correctly that your NIM guidance for 3.70% to 3.75% for the full year, does that assume 2 rate cuts or was it 1 rate cut?

Chuck Sulerzyski: Two rate cuts.

John Rogers: Two.

Kevin Reevey: So how should we think about that assuming we get one rate cut? Would you be more at the upper end of the 3.70% to 3.75% range?

Chuck Sulerzyski: Yes.

John Rogers: Yes.

Kevin Reevey: Okay, thank you.

John Rogers: But recall -- I mean the first cut is July. Right? So you’re going to get that for half the year. Right? The next one, if that goes into effect in September, that only really has a couple months’ worth of impact as it kind of floats through your assets over time.

Kevin Reevey: Great, thank you.

Operator: Our next question is from Michael Perito with KBW. Go ahead.

Michael Perito: Thanks for taking my questions. I wanted to start on loan growth. Just obviously the paydowns to your prepared remarks, Chuck, have been higher in the first half of the year. I mean you mentioned in the earnings release that originations were strong and you’re not losing any clients. But I guess for the 3 to 5 point-to-point growth for the year ex Prestonsburg, I mean that would kind of suggest an upper single-digit type growth rate for the back half of the year according to my math. I’m just curious what insight you have. I mean you’ve got a month now into the third quarter, I guess, into the slowdown of the paydowns. And if rates start to come down, do you think that -- potentially that could go the other way on you?

Chuck Sulerzyski: This is a tricky question because some of you, I don’t think you, Mike, but some of the folks on the phone probably can remember going back a number of years where we were flat at halftime and said we would get to 6%, and we kind of got ridiculed and got to 6%. I kind of got pig wrestled down to the 3 to 5%, but all of the folks that are in the business of generating loans are still shooting for the 6%. What gives me some confidence about it is a knowledge of the pipeline, the size of the pipeline. You’ve seen the 40% more larger originations. We just need to catch a break on the payoffs. And I think that that’s possible given the real estate portfolio that we have and projects that could be taken to the permanent market. I don’t think we’re as poorly positioned in the second half as we were in the first half. We had a company, was a very sizable relationship, that private equity purchased, which took us out of roughly $15 million. That could always happen, but I’m hoping that we can forego that. So while we’re saying 3% to 5% I’ll be pissed if we don’t beat that. So I think you will see some good numbers in the second half.

Michael Perito: Got it. In a couple years, and not necessarily total geographic overlap, but a couple of your smaller Ohio peers have talked about commercial customers acting with a bit more caution and a little bit less demand to extend lines of credit and do expansion efforts, et cetera. I mean is that anything you’ve seen in any of your footprints from your commercial customers?

Chuck Sulerzyski: I don’t think so. I think it’s really been more of the same. I think that we’ve been pretty steady now for many, many years. I don’t see a decrease in the mindset of our clients relative to the economy. So certainly less noise about trade wars would be helpful to our clients and helpful to our activity, but hopefully we see some stability there.

Michael Perito: Okay, helpful. Then, just secondly more a big picture strategic question, but I mean as we think about the outlook today, I mean, you guys are now factoring a couple rate cuts, so the NIM becomes a bit more challenging. Loan growth should rebound, but with that I think your credit costs in the first half of the year were probably a bit lower than normal and those should normalize, as you mentioned, in your guidance. As we think out to 2020 earnings growth year over year, obviously it becomes a bit more challenging. You have other things on the fee and expense side, obviously, at your disposal. But I guess my question is as you look at your capital levels, especially post Prestonsburg, I mean, the deal really had a minimal impact on your capital. I mean levels are still really strong today. What are you guys, I guess, kind of waiting for or what’s the thought process around maybe broadening that capital deployment to beyond the dividend? I mean at some point in this rate environment does it make sense with your capital levels and profitability to kind of have a regular share repurchase or at least some method of share repurchase in the capital deployment stack, or are you guys still thinking that doesn’t make sense at this time?

Chuck Sulerzyski: Well, a couple of the obvious statements first. It’s always a lot more fun to ride margin up than to ride margin down. I think that we’re dedicated to 3 fundamental themes and one being credit quality, which I believe we have demonstrated, two being deposits, and I think you see that in the loan-to-deposit ratio at 84% versus 92% at year-end, and the third being positive operating leverage. And I’m confident that once again this year we’ll have positive operating leverage if you take out the one-time expenses. And those are the things that guide us in how we think about it.

As it relates to share repurchase, we view the math on that very similar to acquisitions in terms of what the earn-back is and we will buy shares if we can get an earn-back that is in line with what we look at in acquisitions, which is we don’t want it to be more than 3 to 4 years. And that’s kind of what guides us. So we have a program in place. I hope the stock never gets low enough that we’ve got to utilize it, but if it does we will do so. And it’s not very far away and I’m not going to get more specific than that. It’s not very far away from where we are. So that would be my thoughts on that.

Michael Perito: Can I push back a little though? Wouldn’t you say it’s fair -- I mean obviously the earn-back is important, but the risk profile of an M&A deal and buying back your own stock are very different? I mean do you guys take that into consideration at all when it’s time to allocate capital accordingly?

Chuck Sulerzyski: And the opportunity is also a lot different. An acquisition can help us strengthen our competitive framework, give us a better, stronger footprint from which to go forward. So there's pluses and minuses on both sides.

Michael Perito: Yes. I meant it less not in place of. Obviously, well-priced strategic M&A is always -- has a much greater opportunity to be more additive than repurchasing your own stock. I meant it more as -- I mean if the TC starts approaching 10%, I mean is there a level where maybe it makes sense to expand that viewpoint to incorporate a more diversified capital deployment approach because it will start to eventually weigh on your ROEs which are very good right now.

Chuck Sulerzyski: Not to be difficult with you, but if we announced a deal with a 5-year earn-back you’d hate it, right? So if we did a share repurchase with a 5-year earn-back, why would you love it?

Michael Perito: As I mentioned, I mean this is just my personal opinion, I think that the risk profile of those 2 transactions is dramatically different. And yes, obviously the opportunity is as well. But I just think the different risk profile changes this conversation around the earn-back in my opinion. But I appreciate the thoughts, Chuck. Thank you for taking my --

Chuck Sulerzyski: Yes. And just to be clear I’m not as far apart in your thinking as I may sound. We have some holders with very large positions that think an earn-back is insane at current prices or near current prices, and we have some others that are encouraging us. So there’s no clarity to it. No right answer. At this point in time, we like the path that we’re on, but as I said if we saw a dip we might hit the [indiscernible] where we hit a green button.

Michael Perito: No, that’s what makes the market, right? I appreciate the color. Thank you for taking my questions.

Chuck Sulerzyski: Thanks, Mike. Got that? Are you okay?

Operator: (Operator Instructions) Our next question comes --

Chuck Sulerzyski: I think we lost him.

Operator: He's still on the podium. Let me bring him back. Michael, did you have a follow-up?

Michael Perito: No, I didn’t. I just made a comment that that’s what makes the market, but I appreciate taking my questions guys, thank you.

Chuck Sulerzyski: Do we have anybody on the call?

Operator: Yes, we do. We’re still on the call.

Chuck Sulerzyski: Dan? Do we have another question?

Operator: Yes, we have another question. Give me one second here. Dan Cardenas of Raymond James, we'll take your question next. Go ahead.

Daniel Cardenas: Maybe just in terms of clarification, can you remind me what percentage of your loan portfolio --

Chuck Sulerzyski: Hello?

Daniel Cardenas: Hello?

Operator: Sorry, Dan. Hold on one second. I think we might have lost our speakers. Let me go over to them.

Chuck Sulerzyski: Should we just redial in? Anybody got a suggestion?

Unidentified Speakers: (Inaudible)

(Background music plays)

Operator: Apparently we have the speakers back in the call. Let's proceed with Daniel Cardenas with Raymond James. Would you like to ask your question again?

Daniel Cardenas: Sure. Good morning, guys.

Chuck Sulerzyski: Good morning, Dan. I apologize for whatever difficulties here. But our third-quarter expenses should be one phone call lower.

Daniel Cardenas: Excellent. Excellent. So just a couple of cleanup questions for me. As I think about your loan portfolio, what percentage of that is variable rate tied to prime and/or LIBOR?

Chuck Sulerzyski: On the commercial side it's overwhelmingly LIBOR priced, probably in the neighborhood of 80%.

John Rogers: Correct

Chuck Sulerzyski: Yes. On the consumer somewhat less.

John Rogers: Consumer side is mostly fixed, home equity lines of credit probably are the only key prime-based portfolio we have on the consumer side.

Daniel Cardenas: Okay. All right. And then how about deposits? Do you have any that would reprice immediately with a rate cut?

Chuck Sulerzyski: No, we don't have -- we might have a few deposits here and there that we kind of do in our indexed basis on the commercial side or the government side, but it's not anything material at all.

Daniel Cardenas: Okay. All right. Good. And then with First Prestonsburg under your belt now, what's kind of the environment like on the M&A side? Is there a lot of chatter going on or has that really kind of slowed, just kind of given what we've seen with bank stock prices here recently?

Chuck Sulerzyski: I would say it's pretty quiet, much more quiet than most of the last 5-plus years.

Daniel Cardenas: Great. And then just last, just in terms of competitiveness out in the marketplace both on the loan and deposits side, has there been any significant reduction in the competitive factors in the last quarter or so?

Chuck Sulerzyski: I'd say we see a slowing of the deposit programs in the last maybe 30 to 45 days. And I would say from a loan rate and structure standpoint we see more of smaller institutions getting creative with structure. But for the most part I think that the market in total is holding up pretty well and staying ahead [indiscernible] a rally.

Daniel Cardenas: Excellent. All right. That would do it for me.

Operator: Our next question comes to us from Kevin Reevey with D. A. Davidson.

Kevin Reevey: I figured I'd come back, that way not wasting your time.

Chuck Sulerzyski: Well, I appreciate your hanging in through the phone difficulties.

Kevin Reevey: Yes, no problem. So I just had a couple follow-up questions. How should we think about provisioning going forward? It would look like your provisioning came in a lot lower than we expected.

John Rogers: Well, I think we've had -- first quarter was very unusual because we had a very large recovery. The second quarter I think it was really a function of our gross charge-offs have come down quite a bit. We've had strong performance in our indirect book. We don't expect that to continue to at the relatively low levels that they've been at. So we expect our gross charge-offs to kind of grow somewhat. Some of our recoveries probably would lessen somewhat. And we would expect that we would start to trend up more towards where we were last year on a provision basis. Our loan growth has been slow so that hasn't required as much provisioning. So we would expect to start approaching upwards of where we were kind of on average for last year's quarterly provisioning. Yes.

Kevin Reevey: That's helpful. And then lastly I think, John, you talked earlier about a new fee schedule that was implemented sometime earlier in the quarter which helped you on the service charges line. Where would you peg your customer service fees relative to your competitors? Is it mid-pack? Is it the upper end of the pack? Or is it at the bottom end of the pack?

John Rogers: I would say we were definitely below the 50th percentile. We are not charging -- there are other competitors that are definitely charging more monthly maintenance fees, more people that are charging more for paper statements and those type of things. So I do not think -- we still try to maintain a community bank mentality. We are just charging a few more fees that we believe are fair rates, not high end of the market. So I definitely think we're kind of below the average in total. And our requirements to waive the fees or not get those fees are probably a little bit lower than the market as well.

Kevin Reevey: Thanks, John. Helpful. Congrats on a nice quarter.

John Rogers: Thank you.

Chuck Sulerzyski: Thank you.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Chuck Sulerzyski for any closing remarks.

Chuck Sulerzyski: Yes. Let me thank everyone for participating. I apologize for any phone difficulties. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thank you for your time and have a great day.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.